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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or          6. If Amendment, Date
     Maloney     Stephen      G.              Statement                     Trading Symbol                        of Original
----------------------------------------      (Month/Day/Year)               i3 Mobile, Inc. "IIIM"               (Month/Day/Year)
     (Last)     (First)     (Middle)          4/5/00                     ------------------------------------
  c/o i3 Mobile, Inc.    181 Harbor Dr.    ----------------------------  5. Relationship of Reporting           7. Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                    Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)                (Check Applicable
                                              Person, if an Entity       --X-- Director   -----   10% Owner       Line)
   Stamford         CT        06902           (Voluntary)                --X-- Officer    -----   Other (specify  -X- Form filed by
--------------------------------------     ----------------------------  (give title below)             below)        One Reporting
     (City)      (State)      (Zip)                                            President and CEO                     Person
                                                                               ---------------------------        --- Form filed by
                                                                                                                      more than One
                                                                                                                      Reporting
                                                                                                                      Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 1,471,666                        D
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v)

  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
                                                                               (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
                                  (1)
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Stock Incentive Options         4/5/00     12/31/06     Common Stock      12,500        $1.76           D
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Stock Incentive Options         4/5/00     12/31/07     Common Stock      12,500        $2.37           D
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Explanation of Responses:

(1) Grant to reporting person of options to buy shares of common stock under i3
    Mobile, Inc.'s 1995 Stock Incentive Plan. The options become exercisable in
    20% increments on each succeeding December 31, until all options are exercisable.
                                                                                          STEPHEN G. MALONEY

                                                                                  By: /s/ STEPHEN G. MALONEY            4/5/00
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1147 (9/93)
